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BIG ROCK BREWERY INCOME TRUST

UNIT OPTION PLAN

ARTICLE 1
GENERAL

1.1

Purpose

The purpose of this Plan is to advance the interests of the Trust by: (i) providing Eligible Persons with additional incentive; (ii) encouraging Unit ownership by Eligible Persons; (iii) increasing the proprietary interest of Eligible Persons in the success of the Trust; (iv) encouraging Eligible Persons to remain with the Trust or its Affiliated Entities; and (v) attracting new employees, officers, directors and Consultants to the Trust or its Affiliated Entities.

1.2

Administration

(a)

This Plan will be administered by the Board of Directors of Big Rock duly appointed for this purpose by the Trustee.

(b)

Subject to the limitations of this Plan, the Board of Directors has the authority: (i) to grant Options to purchase Units to Eligible Persons; (ii) to determine the terms, including the limitations, restrictions and conditions, if any, upon such grants; (iii) to interpret this Plan and to adopt, amend and rescind such administrative guidelines and other rules and Regulations relating to this Plan as they may from time to time deem advisable, subject to required prior approval by any applicable regulatory authority; and (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as they may deem necessary or advisable. The Board of Directors' guidelines, rules, Regulations, interpretations and determinations will be conclusive and binding upon all parties.

1.3

Interpretation

For the purposes of this Plan, the following terms will have the following meanings unless otherwise defined elsewhere in this Plan:

(a)

"Affiliated Entity" means a person or company which is in "Affiliation" with the Trust as defined in the Securities Act (Alberta);

(b)

"Associate" means a person or company that is an "associate" of the Trust as defined in the Securities Act (Alberta);

(c)

"Change of Control" means the occurrence of any one or more of the following events:

(i)

a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Trust or any of its Affiliated Entities and another corporation or other entity, as a result of which the holders of Units prior to the completion of the transaction hold less than 50% of the outstanding units, shares or other securities, as the case may be, of the successor corporation after completion of the transaction;

(ii)

the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Trust and/or any of its Subsidiaries which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of the Trust and its Subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned Affiliated Entity of the Trust in the course of a reorganization of the assets of the Trust and its Affiliated Entities;

(iii)

a resolution is adopted to wind-up, dissolve or liquidate the Trust;

(iv)

any person, entity or group of persons or entities acting jointly or in concert (an "Acquiror") acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Trust which, when added to the Voting Securities (as hereinafter defined) owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or Affiliated Entities of the Acquiror to cast or to direct the casting of 20% or more of the votes attached to all of the Trust's outstanding Voting Securities which may be cast to elect trustees of the Trust or the successor corporation (regardless of whether a meeting has been called to elect trustees); or

(v)

the Board of Directors adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

For the purposes of the foregoing, "Voting Securities" means Units and any other securities entitled to vote for the election of trustees or directors, as the case may be, and shall include any security, whether or not issued by the Trust, which are not Units or securities entitled to vote for the election of trustees or directors but are convertible into or exchangeable for Units or securities which are entitled to vote for the election of trustees or directors, including any options or rights to purchase such Units or securities;

(d)

"Consultants" means individuals, other than employees, officers and directors of the Trust or an Affiliated Entity that: (i) are engaged to provide on a bona fide basis consulting, technical, management or other services to the Trust or any Affiliated Entity under a written contract between the Trust or the Affiliated Entity and the individual or a company of which the individual consultant is an employee or shareholder or a partnership of which the individual consultant is an employee or partner and (ii) in the reasonable opinion of the Trust, spend or will spend a significant amount of time and attention on the affairs and business of the Trust or an Affiliated Entity;

(e)

"Eligible Person" means, subject to the Regulations and to all applicable law, any employee, officer, director, trustee or Consultant of: (i) the Trust or (ii) any Affiliated Entity (and includes any such person who is on a leave of absence authorized by the Trustee or the Board of Directors of any Affiliated Entity);

(f)

"Holding Company" means a holding company wholly-owned and controlled by an Eligible Person;

(g)

"Insider" means: (i) an insider as defined in the Securities Act (Alberta) other than a person who is an Insider solely by virtue of being a director or senior officer of an Affiliated Entity; and (ii) an Associate of any person who is an insider by virtue of (i);

(h)

"Option" means a right granted to an Eligible Person to purchase Units pursuant to the terms of this Plan;

(i)

"Participant" means an Eligible Person to whom or to whose RRSP or to whose Holding Company an Option has been granted;

(j)

"Plan" means this Unit Option Plan of the Trust;

(k)

"Regulations" means the regulations made by the Board of Directors pursuant to this Plan, as the same may be amended from time to time;

(l)

"Retirement" in respect of a Participant means the Participant ceasing to be an employee, officer, director or Consultant of the Trust or an Affiliated Entity after either: (i) attaining a stipulated age in accordance with the Trust's normal retirement policy, if any, or earlier with the Trust's consent; or (ii) becoming incapacitated to the extent of being unable to perform his or her duties with the Trust or an Affiliated Entity for a period of 90 consecutive days;

(m)

"Retirement Date" means the date that a Participant ceases to be an employee, officer, director or Consultant of the Trust or an Affiliated Entity due to the Retirement of the Participant;

(n)

"RRSP" means a registered retirement savings plan formed pursuant to the Income Tax Act (Canada);

(o)

"Termination" means: (i) in the case of an employee, the termination of the employment of the employee with or without cause by the Trust or an Affiliated Entity or cessation of employment of the employee with the Trust or an Affiliated Entity as a result of resignation or otherwise other than the Retirement of the employee; (ii) in the case of an officer, director or trustee, the removal of or failure to re-elect or re-appoint the individual as an officer, director or trustee of the Trust or an Affiliated Entity (other than through the Retirement of an officer); and (iii) in the case of a Consultant, the termination of the services of a Consultant by the Trust or an Affiliated Entity (other than through the Retirement of a Consultant);

(p)

"Termination Date" means the date on which a Participant ceases to be an Eligible Person due to the Termination of the Participant;

(q)

"Transfer" includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing;

(r)

"Trust" means Big Rock Brewery Income Trust;

(s)

"Trustee" means the trustee, from time to time, of the Trust;

(t)

"TSX" means the Toronto Stock Exchange; and

(u)

"Units" means the voting trust units in the capital of the Trust.

Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine.

This Plan is to be governed by and interpreted in accordance with the laws of the Province of Alberta.

1.4

Units Reserved under the Unit Option Plan

(a)

The aggregate maximum number of Units available for issuance from treasury under this Plan shall be equal to 10% of the issued and outstanding Units as of the close of business on the effective date of the Plan of Arrangement whereby the holders of Big Rock Brewery Ltd. common shares will be deemed to be exchanged for Units (currently anticipated to be January 10, 2003). Any Units subject to an Option which has been granted under the Plan and which have been cancelled or terminated in accordance with the terms of the Plan without having been exercised will again be available under the Plan.

(b)

The aggregate number of Units reserved for issuance pursuant to Options granted to Insiders shall not exceed 10% of the total number of Units then outstanding. The aggregate number of Units issued to Insiders pursuant to the exercise of Options, within a one-year period, shall not exceed 10% of the total number of Units then outstanding. The aggregate number of Units issued to any one Insider and such Insider's Associates pursuant to the exercise of Options, within a one-year period, shall not exceed 5% of the total number of Units then outstanding. The aggregate number of Units reserved for issuance to any one person pursuant to the grant of Options shall not exceed 5% of the total number of Units then outstanding. For purposes of this Section 1.4, the number of Units then outstanding shall mean the number of Units outstanding on a non-diluted basis immediately prior to the pro posed grant of the applicable Option or the exercise of the applicable Option.

ARTICLE 2
OPTION GRANTS AND TERMS OF OPTIONS

2.1

Grants

Subject to this Plan, the Board of Directors will have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set out in this Plan, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Units acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant's rights in respect of Units acquired upon exercise of an Option may be forfeited. An Eligible Person, an Eligible Person's RRSP and an Eligible Person's Holding Company may receive Options on more than one occasion under this Plan and may receive separate Options on any one occasion.

2.2

Exercise of Options

(a)

Options granted must be exercised no later than 10 years after the date of grant or such lesser period as the applicable grant or Regulations may require.

(b)

The Board of Directors may determine when any Option will become exercisable and may determine that the Option will be exercisable in instalments or pursuant to a vesting schedule.

(c)

No fractional Units may be issued and the Board of Directors may determine the manner in which fractional Unit value will be treated.

(d)

A minimum of 100 Units must be purchased by a Participant upon exercise of Options at any one time, except where the remainder of Units available for purchase pursuant to Options granted to such Participant totals less than 100.

2.3

Option Price

The Board of Directors will establish the exercise price of an Option at the time each Option is granted provided that such price shall not be less than the closing price of the Units on the TSX (or, if such Units are not then listed and posted for trading on the TSX, on such other stock exchange on which the Units are listed and posted for trading as may be selected by the Board of Directors) on the last business day immediately preceding the date of grant of such Option. If there is no trading on that date, the exercise price shall not be less than the weighted average of the bid and ask prices on the five consecutive days where the TSX was open for trading, preceding the date of the grant.

2.4

Grant to Participant's RRSP or Holding Company

Upon written notice from an Eligible Person, any Option that might otherwise be granted to that Eligible Person, will be granted, in whole or in part, to an RRSP or a Holding Company established by and for the sole benefit of the Eligible Person.

2.5

Termination, Retirement or Death

(a)

In the event of the Termination or Retirement of a Participant, each Option held by the Participant, the Participant's RRSP or the Participant's Holding Company will cease to be exercisable within a period of 30 days after the Termination Date or Retirement Date, as the case may be, or such longer period as determined by the Board of Directors. For greater certainty, such determination of a longer period may be made at any time subsequent to the date of grant of the Options, provided that no Option shall remain outstanding for any period which exceeds the earlier of: (i) the expiry date of such Option; and (ii) 12 months following the Termination Date or Retirement Date, as the case may be, of a non-management director of the Trust or an Affiliated Entity, or 36 months following the Termination Date or Retirement Date, as the case may be, of any other Participant. The Board of Directors may delegate authority to the Chief Executive Officer, the President and/or the Chief Financial Officer of the Trust or an Affiliated Entity to make any determination with respect to the expiry or termination date of Options held by any departing Participant, other than a departing non-management director. If any portion of an Option has not vested on the Termination Date or Retirement Date, as the case may be, the Participant, the Participant's RRSP or the Participant's Holding Company may not, after the Termination Date or Retirement Date, as the case may be, exercise such portion of the Option which has not vested, provided that the Board of Directors may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that such portion of the Option vests automatically or pursuant to a vesting schedule determined by the Board of Directors. The Board of Directors may delegate authority to the Chief Executive Officer, the President and/or the Chief Financial Officer of the Trust or an Affiliated Entity to make any determination with respect to vesting of Options or any portion thereof held by any departing Participant. Without limitation, and for greater certainty only, this subsection (a) will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest.

(b)

If a Participant dies, the legal representatives of the Participant may exercise the Options held by the Participant, the Participant's RRSP and the Participant's Holding Company within a period after the date of the Participant's death as determined by the Board of Directors. For greater certainty, such determination may be made at any time subsequent to the date of grant of the Options, provided that no Option shall remain outstanding for any period which exceeds the earlier of: (i) the expiry date of such Option; and (ii) 12 months following the date of death of the Participant, but only to the extent the Options were by their terms exercisable on the date of death. The Board of Directors may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that such portion of the Option vests automatically or pursuant to a vesting schedule determined by the Board of Directors. The Board of Directors may delegate authority to the Chief Executive Officer, the President and/or the Chief Financial Officer of the Trust or an Affiliated Entity to make any determination with respect to the expiry or termination date of Options or vesting of Options or any portion thereof held by any deceased Participant. If the legal representative of a Participant who has died exercises the Option of the Participant or the Participant's RRSP or the Participant's Holding Company in accordance with the terms of this Plan, the Trust will have no obligation to issue the Units until evidence satisfactory to the Trust has been provided by the legal representative that the legal representative is entitled to act on behalf of the Participant, the Participant's RRSP or the Participant's Holding Company to purchase the Units under this Plan.

2.6

Option Agreements

Each Option must be confirmed, and will be governed, by an agreement (an "Option Agreement") in the form of Schedule "A" attached to this Plan (as the same may be amended from time to time by the Regulations) signed by the Trust and the Participant or an RRSP of which the Participant is an annuitant or the Participant's Holding Company.

2.7

Payment of Option Price

The exercise price of each Unit purchased under an Option must be paid in full by bank draft or certified cheque at the time of exercise, and upon receipt of payment in full, but subject to the terms of this Plan, the number of Units in respect of which the Option is exercised will be duly issued as fully paid and non-assessable. Unit certificates representing the number of Units in respect of which the Option has been exercised will be issued only upon payment in full of the relevant exercise price to the Trust. The Trust may, however, at the sole discretion of the Board of Directors, provide Participants with loans (with or without interest) to assist them with the purchase of Units upon the exercise of Options with any such loans being secured by the Units purchased. No such loan may extend for a period greater than 10 years from the date of the grant of the option to which the Trust Units purchased with the proceeds thereof relates and loans will be fully due and owing on any sale of the Trust Units.

2.8

Acceleration on Change of Control

In the event of a Change of Control, all Options outstanding shall be immediately exercisable, notwithstanding any determination of the Board of Directors pursuant to Section 2.2 hereof, if applicable.

2.9

Amendment of Option Terms

Subject to the prior approval of any applicable regulatory authorities (as required) and the consent of the Participant affected thereby, the Board of Directors may amend or modify any outstanding Option in any manner to the extent that the Board of Directors would have had the authority to initially grant the Option as so modified or amended, including without limitation, to change the date or dates as of which, or the price at which, an Option becomes exercisable.

ARTICLE 3
MISCELLANEOUS

3.1

Right to Terminate Options on Sale of Income Trust

Notwithstanding any other provision of this Plan, if the Board of Directors at any time by resolution declare it advisable to do so in connection with any proposed sale or conveyance of all or substantially all of the property and assets of the Trust or any proposed merger, consolidation, amalgamation or offer to acquire all of the outstanding Units (collectively, the "Proposed Transaction"), the Trust may give written notice to all Participants advising that their respective Options, including Options held by their RRSPs or Holding Companies, may be exercised only within 30 days after the date of the notice and not thereafter, and that all rights of the Participants, their RRSPs and Holding Companies under any Options not exercised will terminate at the expiration of the 30-day period, provided that the Proposed Transaction is completed within 180 days after the date of the notice. If the Proposed Transaction is not completed within the 180-day period, no right under any Option will be affected by the notice, except that the Option may not be exercised between the date of expiration of the 30-day period and the day after the expiration of the 180-day period.

3.2

Prohibition on Transfer of Options

Options are personal to each Eligible Person. Pursuant to Section 633 of the TSX Company Manual, Options are non-assignable. No Eligible Person or RRSP or Holding Company of an Eligible Person may deal with any Options or any interest in them or Transfer any Options now or hereafter held by the Eligible Person or RRSP or Holding Company. If a Participant's Holding Company ceases to be wholly-owned and controlled by the Participant, such Participant will be deemed to have Transferred any Options held by such Holding Company. A purported Transfer of any Options in violation of the Plan will not be valid and the Trust will not issue any Unit upon the attempted exercise of improperly Transferred Options.

3.3

Capital Adjustments

If there is any change in the outstanding Units by reason of a dividend or split, recapitalization, consolidation, combination or exchange of securities, or other fundamental structural change, the Board of Directors will make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in: (i) the exercise price of any unexercised Options under this Plan; (ii) the number or kind of securities reserved for issuance pursuant to this Plan; and (iii) the number and kind of securities subject to unexercised Options theretofore granted under this Plan; provided, however, that no substitution or adjustment will obligate the Trust to issue or sell fractional securities. In the event of the reorganization of the Trust the Board of Directors may make such provision for the protection of the rights of Eligible Persons, Participants, their RRSPs and their Holding Companies as the Board of Directors in its discretion deem appropriate. The determination of the Board of Directors, as to any adjustment or as to there being no need for adjustment, will be final and binding on all parties.

3.4

Non-Exclusivity

Nothing contained herein will prevent the Board of Directors from adopting other or additional compensation arrangements for the benefit of any Eligible Person or Participant, subject to any required regulatory or shareholder approval.

3.5

Amendment and Termination

(a)

The Board of Directors may amend, suspend or terminate this Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required regulatory or unitholder approval. Subject to Section 3.1, no amendment, suspension or termination will alter or impair any Options under this Plan, or any rights pursuant thereto, granted previously to any Participant, the Participant's RRSP or the Participant's Holding Company without the consent of that Participant.

(b)

If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules and Regulations adopted by the Board of Directors and in force at the time of this Plan, will continue in effect as long as any Options under this Plan or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of this Plan, the Board of Directors may make any amendments to the Plan or the Options it would be entitled to make if this Plan were still in effect.

3.6

Compliance with Legislation

The Board of Directors may postpone or adjust any exercise of any Option or the issue of any Units pursuant to this Plan as the Board of Directors in their discretion may deem necessary in order to permit the Trust to effect or maintain registration of this Plan or the Units issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Units and this Plan are exempt from such registration. The Trust is not obligated by any provision of this Plan or any grant hereunder to sell or issue Units in violation of any applicable law. In addition, if the Units are listed on a stock exchange, the Trust will have no obligation to issue any Units pursuant to this Plan unless the Units have been duly listed, upon official notice of issuance, on a stock exchange on which the Units are listed for trading.

3.7

Effective Date

This Plan shall be effective on or about January 10, 2003 or such other date upon which the Plan of Arrangement becomes effective.

191102/1050/W97

SCHEDULE "A"

BIG ROCK BREWERY INCOME TRUST

5555 – 76th Avenue S.E.

Calgary, Alberta

T2C 4L8

[Date]

PERSONAL & CONFIDENTIAL

[Name of Optionee]

[Address of Optionee]

Dear [Name of Optionee]:

Big Rock Brewery Income Trust's Unit Option Plan (the "Plan") permits the Board of Directors of Big Rock Brewery Ltd. to grant options to officers, employees and others whose contribution to the Trust is significant. In recognition of your contribution to the Trust and in order to permit you to share in enhanced values that you will help to create, the Board of Directors is pleased to grant to you an option (the "Option") to purchase units (the "Units") of the Trust. This Option is granted on the basis set out in this letter, and is subject to the Plan, a copy of which is attached. This letter and the Plan are referred to collectively below as the "Option Documents". All capitalized terms not otherwise defined shall have the meanings attributed to them in the Plan.

The total number of Units that you may

purchase pursuant to this Option is:

The Option exercise price per Unit is:

Your rights to purchase Units will vest and expire as follows:

Vesting Date	%	Expiry Date

Subject to earlier expiration in accordance with the Option Documents, your rights to purchase Units pursuant to this Option will expire with respect to any vested portion at 5:00 p.m. (Calgary time) on the expiry date set out above for such vested Options.

This Option may be exercised in whole or in part in respect of vested Options at any time prior to expiry of the relevant Options, by delivery of written notice to the Trust's head office to the attention of the Chief Financial Officer of the Trust, specifying the number of Units to be purchased, accompanied by payment by bank draft or certified cheque of the total purchase price of the Units. This Option may not be exercised in amounts of less than 100 Units in the case of any one exercise unless the remainder of Units available for purchase pursuant to this Option totals less than 100 Units.

Nothing in the Option Documents will affect our right to terminate your services, responsibilities, duties and authority at any time for any reason whatsoever. Regardless of the reason for your termination, your Option rights will be restricted to those Option rights which have vested on or prior to your date of termination and, in any claim for wrongful dismissal or breach of contract, no consideration will be given to any Options that might have vested during an appropriate notice period or as a result of additional compensation you may receive in place of that notice period.

All decisions made by the Trustee and the Board of Directors with regard to any questions arising in connection with the Option Documents, whether of interpretation or otherwise, will be binding and conclusive on all parties.

The Option rights granted to you are personal and may not be sold, pledged, transferred or encumbered in any way. There are restrictions on the transfer of Units issued to you pursuant to the Plan. Complete details of the restrictions referred to in this letter are set out in the Plan.

Please acknowledge acceptance of your Option rights on these terms by signing where indicated below on the enclosed copy of this letter and returning the signed copy to the Trust to the attention of the Chief Financial Officer. By signing and delivering this copy, you are acknowledging receipt of a copy of the Plan and are agreeing to be bound by all of the terms of the Option Documents.

Yours truly,

BIG ROCK BREWERY INCOME TRUST

By:  __________________________________________

I have read and agree to be bound by this letter and the Plan.

Signature:  ________________________________

Address:   ________________________________

Witness:  _________________________________

Witness Name:   ___________________________

(Printed)

Note: Letter to be revised if Options granted to RRSP or Holding Company.